Exhibit 10.1
Execution Copy
SPONSORSHIP AGREEMENT
dated January 29, 2007
between
FIRST DATA MERCHANT SERVICES CORPORATION,
WELLS FARGO BANK, N.A.
and
iPAYMENT, INC.

SPONSORSHIP AGREEMENT
     This Sponsorship Agreement (this “Agreement”) dated as of January 29, 2007 (the “Effective Date”) is by and between iPayment, Inc. (“ISO”), First Data Merchant Services Corporation (“FDMS”), and Wells Fargo Bank, N.A. (“Bank”). Under this Agreement, FDMS and Bank will collectively be referred to as “SERVICERS.”
RECITALS
A.	Bank is a Member of Visa and MasterCard, and, as such, is authorized to sign agreements enabling Merchants to accept Visa and MasterCard Bank Cards from their customers in accordance with the terms and conditions of their respective Rules and regulations.

B.	ISO is a registered “independent sales organization” with Visa and a registered “member service provider” with MasterCard and is in the business of developing and marketing Merchant Bank Card programs, originating Merchant relationships, and providing Merchant Bank Card management services.

C.	In conjunction with the processing services rendered to ISO by FDMS pursuant to the Service Agreement dated as of July 1, 2002 by and between ISO and FDMS, as amended (the “Service Agreement”), ISO and SERVICERS desire to establish the sponsorship of a Merchant processing Program on the terms and conditions set forth in this Agreement.

D.	ISO, as assignee of Transaction Solutions, LLC, and Concord Transaction Services, LLC, successor in interest to EFS National Bank and an Affiliate of FDMS, are parties to that certain ISO Services and Marketing Agreement dated as of April 17, 2002, as amended (the “TS ISO Agreement”). The parties now desire to terminate the TS ISO Agreement and to incorporate the services provided thereunder into this Agreement and the Service Agreement.

E.	ISO, as assignee of Petroleum Card Services, Inc., and CTS Holdings, LLC successor in interest to Concord Payment Systems, Inc. and National Payment Systems, Inc. and an Affiliate of FDMS, are parties to that certain Processing Service Agreement dated as of April 16, 2001, as amended (the “PCS ISO Agreement”). The parties now desire to terminate the PCS ISO Agreement and to incorporate the services provided thereunder into this Agreement and the Service Agreement.

F.	Bank is the acquiring bank for the transactions processed under the TS ISO Agreement and the PCS ISO Agreement.
AGREEMENT
     In consideration of the foregoing and the covenants and conditions contained herein, the parties agree as follows:

SECTION 1
DEFINITIONS
     As used in this Agreement (including the recitals set forth above), the following terms shall have the meanings set forth below (each of which includes the singular and the plural):
“ACH” shall mean the electronic transfer of funds through an automated clearing house system.
“Affiliate” shall mean any entity that directly or indirectly controls, is controlled by or is under common control with a party.
“Applicant” shall mean a Merchant who submits an Application.
“Application” shall mean the Merchant application used by ISO, as provided by and/or approved by SERVICERS and ISO, and other existing Merchant applications assigned to Bank as part of the initial BIN/ICA transfer.
“Application Materials” shall mean the Application and all other materials developed to facilitate the execution of Merchant Processing Agreements, as approved by SERVICERS and ISO. ISO shall cease its use of any Application Materials that become unacceptable to SERVICERS within ninety (90) days of receipt of written notice from SERVICERS or such shorter period of time as may be required to comply with the Rules or to prevent a loss to SERVICERS.
“Approved Merchant” means any Merchant that:
(a)	Is solicited by ISO (or ISO’s Other MSP’s or IC’s) for participation in the Program;

(b)	Meets the established criteria for participation in the Program, including the Merchant Processing Policy; and

(c)	Enters into a Merchant Processing Agreement.
Approved Merchants may also include Merchants converted to the Program as part of the initial BIN/ICA transfer and/or subsequently acquired Merchants that meet the established criteria for participation in the Program, including the Merchant Processing Policy, and whose sponsorship is assigned to Bank.
“Bank Card” shall mean a credit card or debit card issued by a member of MasterCard, Visa or any other association or card issuing organization (including Debit Networks) and bearing its respective trade names, trademarks, and/or trade symbols.
“Business Day” shall mean any day on which Bank is open for business, other than Saturdays, Sundays, or state or federal holidays.

“Change of Control” means a change in the power to direct the management or affairs of ISO or the beneficial ownership of more than 51% of the equity securities; provided, however, that becoming a public company with the same management team or changing the beneficial ownership of more than 51% of the equity securities while maintaining the same management team will not constitute a change in control.
“Confidential Information” shall mean non-public information about, and proprietary materials of, any party as defined and more fully described in Section 9.1.
“Deconversion” shall mean the activities performed by SERVICERS at the request of ISO to effect a Program Transfer, which activities and associated fees/costs will be set forth in a written plan developed before any such activities are begun and in good faith by ISO and SERVICERS that is designed to complete the Program Transfer within 6 months, at SERVICERS’ then-current fees/costs. If ISO requests no services from SERVICERS in connection with the deconversion, then there will be no fees/costs to ISO other than any pass-through Bank Card association fees, if any.
“Effective Date” is defined in the first paragraph of this Agreement.
“Eligible Merchant” shall mean a Merchant that meets the Merchant Processing Policy and is solicited for the Program by ISO or ISO’s Other MSP’s or IC’s.
“FFB” means FDMS’s Affiliate, First Financial FFB, an industrial bank formed under the laws of the State of Colorado.
“IC” shall have the meaning provided in Section 2.4.
“Including” whether capitalized or not, means “including but not limited to.”
“Intellectual Property” shall mean copyrights, Marks, trade secrets, patents or other proprietary rights of a party.
“ISO” includes ISO’s wholly-owned subsidiaries that are either independently registered with Visa and MasterCard or solicit Merchants under the ISO’s registration, and also includes, when the context so requires, ISO’s Other MSP’s and IC’s.
“Losses” shall mean any losses, damages, liabilities, judgments, orders of restitution, and penalties (including civil monetary penalties and Visa and MasterCard fines and penalties).
“Marks” shall mean the trademarks or service marks of a party.
“MasterCard” shall mean MasterCard International, Incorporated.

“Material” when used with reference to information, a fact or circumstance, a course of action, a decision-making process or other matter, shall be limited to information, facts and circumstances, courses of action, decision-making processes or other matters as to which there is a substantial likelihood that a reasonable person would attach importance.
“Member” shall mean an acquiring member of Visa and MasterCard.
“Merchant” shall mean an individual or entity that engages in, or desires to engage in, Bank Card transactions with its customers.
“Merchant Account” shall mean the account relationship established between ISO, Bank and an Approved Merchant pursuant to a Merchant Processing Agreement.
“Merchant Discount Amount” shall mean the portion of the face amount of Bank Card transactions submitted by Approved Merchants and processed through the Program that is paid to SERVICERS. Further, this portion shall be determined by application of the Merchant Discount Rate that is reflected in each Merchant Processing Agreement.
“Merchant Discount Rate” shall mean a percentage rate to be applied to determine the portion of the face amount of a Bank Card transaction that will be charged to the originating Merchant, which rate shall be reflected in each Merchant Processing Agreement and subject to change from time to time pursuant to the terms of the Merchant Processing Agreement.
“Merchant Portfolio” shall mean the group of Approved Merchants participating in the Program pursuant to this Agreement.
“Merchant Processing Policy” shall mean the merchant policy, guidelines and standards established by SERVICERS under which SERVICERS will enter into a Merchant Processing Agreement with a Merchant as it may be modified by SERVICERS in their discretion from time to time during the term of this Agreement. Attached as Exhibit B is a list of certain categories of Merchants who are always unacceptable under the Merchant Processing Policy, along with a summary of other policy guidelines and standards.
“Merchant Processing Agreement” shall mean a written agreement among ISO, Bank and an Approved Merchant that governs the Approved Merchant’s participation in the Program, as provided by and/or approved by SERVICERS and ISO. ISO shall cease its use of any form of Merchant Processing Agreement that becomes unacceptable to SERVICERS within ninety (90) days of receipt of written notice from SERVICERS or such shorter period of time as may be required to comply with the Rules or to prevent a loss to SERVICERS. For the avoidance of doubt, ISO shall be responsible for effecting any necessary and appropriate amendments to the Merchant Processing Agreement that may become necessary as a result of subsequent amendments to the Rules or SERVICERS’ requirements. In the event a Merchant refuses to consent to any such amendment during the applicable ninety (90) day period, ISO will notify SERVICERS, and Bank or FFB will have the right to terminate its sponsorship of such Merchant and the applicable Merchant Processing Agreement.
“Merchant Reserve Account” shall mean one or more accounts maintained by SERVICERS as security against Merchant liabilities to ISO or SERVICERS.
“Minimum Balance” shall have the meaning provided in Section 6.1(a).
“Net Program Participation Fees” shall mean, at any point in time, all Program Participation Fees minus the sum of:
(a)	All compensation and other amounts (including unreimbursed chargebacks and payments to the Reserve Account) due SERVICERS;

(b)	[***]

(c)	Pass-Through Costs and Interchange.
“Offset Account” shall mean an account at Bank that is established and maintained by FDMS to allow SERVICERS to credit and debit funds as provided in Section 6.
“Other MSP” shall have the meaning provided in Section 2.4.
“Pass-Through Costs and Interchange” shall mean the amounts charged by MasterCard, Visa, and other networks or Bank Card associations (including interchange fees, dues and assessments) in connection with the Approved Merchant transactions, the liability for which shall be the sole responsibility of ISO except as otherwise described herein.
“Payment Date” means: (i) for Merchant Accounts originally covered by the TS ISO Agreement and the PCS ISO Agreement, the [***] day (or first Business Day thereafter if such day is not a Business Day) of each calendar month during the term of this Agreement; and (ii) for all other Merchant Accounts on the FDMS “Omaha” platform covered by this Agreement, the first Business Day after the day the funds are available and in Bank’s settlement account, but in no event later than [***] [***] days after the end of each month.
“Processing Year 1” means the period commencing on the Effective Date and ending on June 30, 2007.

*** Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

“Processing Year” means each twelve (12) calendar month period commencing on the first day of July and ending on the last day of the following June, except for Processing Year 1 which is specifically defined.
“Program” shall mean ISO’s sales and marketing activities on behalf of itself and SERVICERS, the processing of Merchant Applications, and the provision of Bank Card transaction processing services to Approved Merchants under the terms of their Merchant Processing Agreements.
“Program Participation Fees” shall mean all fees owed by Merchants to Bank and ISO under the applicable Merchant Processing Agreements, including the Merchant Discount Amounts or transaction fees, which amounts shall be recommended by ISO, but in all cases will be subject to final approval by Bank, which approval shall not be unreasonably withheld or delayed.
“Program Standards” means the policies and procedures established by SERVICERS to be used by ISO in connection with the solicitation of prospective Merchants and other policies, procedures, fines and penalties established by SERVICERS that are designed to promote the financial safety or soundness of the Program. The Program Standards may be modified by SERVICERS from time to time in their sole discretion; provided, however, that SERVICERS will discuss in good faith any concerns that ISO may have that any such change will adversely affect ISO’s ability to add Approved Merchants to the Program. The current form of the Program Standards are attached hereto as Exhibit D.
“Program Transfer” shall mean Bank’s transfer and assignment of the Merchant Portfolio and the dedicated BINs/ICAs, including Bank’s interest in all Merchant Processing Agreements, to a third party designated by ISO in accordance with Section 10.4.
“Promotional Materials” shall mean all written solicitations and advertisements and other communications (including telemarketing scripts) used to market, promote, and solicit the establishment of Merchant Processing Agreements with Merchants.
“PS ISO Agreement” is defined in Recital E of this Agreement.
“Reserve Account” shall mean the account at Bank that is to be established by ISO and fully controlled by SERVICERS as described in Section 8.1 to insure payment of chargebacks, fees and other amounts due to SERVICERS.
“Residual Account” shall mean an account established and maintained by (and in the name of) ISO to allow Bank to credit funds as provided in Section 6.
“Rules” shall mean the by-laws, regulations and/or requirements that are promulgated by Visa, MasterCard, Debit Networks and/or other Bank Card associations.

“Service Agreement” is defined in Recital C of this Agreement.
“Termination Reserve Account” shall mean a reserve account to be established upon notice of termination of this Agreement to insure the payment of chargebacks and credit/fraud losses related to transactions with an acquirer’s processing date on or before the effective date of termination of this Agreement, fees and other amounts which may become due to SERVICERS following termination of this Agreement.
“TS ISO Agreement” is defined in Recital D of this Agreement.
“Visa” shall mean VISA USA Incorporated.
SECTION 2
PROGRAM SERVICES
2.1	SERVICERS’ Services/Pricing.
(a)	SERVICERS shall provide the services specified in this Agreement and the exhibits and shall be compensated therefor as set forth in the Service Agreement and in Exhibit A hereto. Any and all processing and related services rendered by SERVICERS to an Approved Merchant in the Merchant Portfolio covered by this Agreement (including without limitation Merchants initially processed under the TS ISO Agreement and the PCS ISO Agreement) will be rendered pursuant to and billed at the rates set forth in the Service Agreement. Any and all sponsorship, clearing and related services rendered by SERVICERS in connection with an Approved Merchant in the Merchant Portfolio covered by this Agreement (including without limitation Merchants initially processed under the TS ISO Agreement and the PCS ISO Agreement) will be rendered pursuant to and billed at the rates set forth in this Agreement. Any Approved Merchant added to the Merchant Portfolio and Program covered by this Agreement will be subject to all terms and conditions of this Agreement.

(b)	Any service described in this Agreement is subject to periodic revision by SERVICERS to reflect changes (i) to the SERVICERS’ systems or the services provided by SERVICERS and offered generally to SERVICERS’ customers and (ii) in the specific services provided to ISO; provided, however, that SERVICERS will not implement any changes or improvements to the services if such action will materially degrade the quality of the services being provided to ISO by SERVICERS hereunder unless such change is required by the VISA or MasterCard rules and regulations.

(c)	SERVICERS may from time to time pass through to ISO actual increases in the Pass-Through Costs and Interchange, to reflect any increases in such fees, costs and charges to SERVICERS, upon thirty (30) days prior written notice to ISO (or, if SERVICERS receive less than thirty (30) days notice of such increase, as much prior notice as is practicable under the circumstances).

(d)	In the event of any fee increases to ISO, SERVICERS shall provide reasonable assistance to ISO in passing such fee increases through to Merchants under the Merchant Processing Agreements.

(e)	From time to time and in their sole discretion, SERVICERS may also perform certain risk management services, such as periodic credit reviews, fraud reviews and monitoring and collections, with respect to Applicants and Approved Merchants; provided, however, that SERVICERS will not contact such Applicants or Approved Merchants directly and will request any reasonably necessary information or documentation from ISO. SERVICERS’ participation in any such activity shall not in any way relieve ISO from its responsibility for credit and fraud losses which may result from or be related to the Program.

(f)	SERVICERS will provide ISO with a point of contact to address issues that arise in connection with this Agreement, which will be one or more employees of FDMS.
2.2	ISO Obligations.
(a)	ISO shall perform all sales and marketing activities in furtherance of the Program, subject to the terms of this Agreement. It is understood that (at all times) SERVICERS have the ultimate approval right for ISO’s solicitation procedures, Application Materials, Application processing procedures, Merchant qualification criteria, transaction processing procedures, Merchant Processing Agreements, Program terms, Program Participation Fees, and other Program policies, all of which must be approved in advance by SERVICERS in writing.

(b)	ISO shall also perform all initial Merchant credit review and underwriting on Applicants in a manner consistent with Section 4 of this Agreement, including the Merchant Processing Policy. ISO shall at all times comply with the Program Standards.

(c)	ISO will use reasonable efforts to convert the sponsorship and clearing of all Merchants processing on the FDMS system under the Service Agreement to the sponsorship and clearing of Bank under the terms and conditions of this Agreement; provided, however, that ISO will not be required to attempt to convert any such Merchants if the Merchant refuses to be sponsored by Bank, if the applicable Other MSP or IC refuses to board accounts on the FDMS System or be sponsored by Bank, or if the conversion of such merchants would not make economic or strategic business sense to ISO.

(d)	For the avoidance of doubt, the parties acknowledge that ISO may utilize SERVICERS’ services under this Agreement on a non-exclusive basis and there are no minimum fees or utilization commitments under this Agreement.

2.3	BIN and ICA Assignment. SERVICERS will utilize BINs (Bank Identification Number) and ICAs (Interbank Card Association) dedicated solely to ISO to facilitate the Program, and no merchants other than Program Merchants will be under the dedicated BIN/ICA. The initial BINs/ICAs to be transferred to Bank from ISO’s current sponsoring Member as part of the Program launch are listed on Exhibit E. ISO shall be responsible, and shall reimburse SERVICERS, for all actual, documented fees and costs imposed by third parties associated with obtaining, installing and maintaining the BIN/ICA on the FDMS system, including any Visa and MasterCard fees and assessments. Upon a Program Transfer in accordance with Section 10.4, Bank will transfer the dedicated BINs/ICAs used in connection with the Program to a Visa and MasterCard Member designated by ISO.
2.4	Use of Other Independent Sales Organizations/Independent Contractors.
(a)	Except as expressly set forth herein, ISO shall not subcontract, assign, license or in any other manner extend or transfer to any third party any right or obligation ISO has with respect to SERVICERS’ Program. If ISO desires to use the services of any other independent sales organization/member service provider (“Other MSP”), such Other MSP must be (i) reviewed and approved by SERVICERS, in their sole discretion, (ii) contracted with SERVICERS or Bank upon mutually agreeable terms, and (iii) registered with Visa and MasterCard by Bank in accordance with the Rules. If ISO desires to use the services of an individual independent contractor who represents himself or herself as working for ISO using ISO’s legal/business name (“IC”), then ISO shall enter into a written agreement with each such IC that (i) requires the IC to comply with all applicable terms of this Agreement and all applicable Rules, laws and regulations, and (ii) prohibits the making of any representation or creating any liability on behalf of SERVICERS.

(b)	ISO’s currently utilizes the Other MSP’s and IC’s listed on Exhibit E attached hereto in its Merchant processing business. The parties agree to work together expeditiously and in good faith to transfer the registration or re-register all such entities with the appropriate Bank Card associations as required under the Rules. All Other MSP’s must be appropriately registered before boarding accounts under Bank’s sponsorship.
2.5	SERVICERS’ Obligations.
(a)	Bank will sponsor ISO, at ISO’s expense, as an ISO for Visa, as an MSP for MasterCard and, to the extent applicable, as similarly required for all other Bank Card associations and, to the extent required by any Bank Card association, Bank also agrees to sponsor for registration with Visa and/or MasterCard those Other MSP’s, IC’s, subsidiaries and marketing representatives of ISO which are approved by SERVICERS. Unless otherwise disallowed by a Bank Card association, Bank agrees to maintain such sponsorships throughout the term of this Agreement and until the first of either to occur: (i) [***] days after the

*** Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

expiration or earlier termination of this Agreement, or (ii) the effective date of the assignment of all of the Merchant Processing Agreements or all of the BINs/ICAs and other items specified and contemplated in Section 10.4.

(b)	From time to time, and within a reasonable time from Bank’s receipt of notice of an amendment to the Rules that is not otherwise available to ISO, Bank will advise ISO, who shall, in turn, notify each Merchant, of any change in the Merchant Program imposed by the Rules.

(c)	At ISO’s request, Bank will obtain copies for ISO of any Bank Card association manuals and publications (including Rules) that are available to acquiring members and that are not otherwise available to ISO and that are allowed to be shared with ISO under the Rules. Bank will forward to ISO all information routinely provided by each Bank Card association that is not otherwise available to ISO that are allowed to be shared with ISO under the Rules that would be helpful to ISO in fulfilling its obligations under this Agreement.

(d)	Bank will maintain all cardholder information under its control and/or possession in a safe and secure manner in compliance with the Rules, and will report to Bank Card associations as required by the Rules relating to internal policies and procedures related to cardholder information security. Furthermore, Bank agrees to inform the ISO immediately regarding any breach of information security that may have an adverse effect to the ISO or to its Merchants.

(e)	Bank, as the acquiring principal member, agrees to represent ISO’s interest in disputes that might arise from time to time with a Bank Card association over compliance with Rules and fines; provided, however, that ISO shall pay any fines or other charges imposed on Bank by a Bank Card association relating to the Merchant Program and any and all costs reasonably incurred by Bank in disputing the same, including reasonable associated legal fees.

(f)	FDMS has entered into an agreement with FFB, pursuant to which FFB will sponsor (or assume the sponsorship of) Merchants, FDMS and its customers, including ISO, into certain networks (“Debit Sponsorship”). ISO agrees to the additional terms and conditions relating specifically to the Debit Sponsorship, as set forth in Exhibit G.
SECTION 3
MARKETING AND COMPLIANCE
3.1	Application Materials. ISO shall use reasonable efforts to ensure that each Application completed by an Applicant is current and contains accurate and complete information. ISO’s Application Materials shall comply with all applicable Rules, laws and regulations. All Application Materials and any changes to the form and content thereof must be approved in writing by SERVICERS prior to use by ISO, which approval will not be unreasonably withheld or delayed beyond [***] [***] days unless such changes

*** Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

are voluminous. The initial approved Application Materials are attached hereto as Exhibit C.

3.2	Compliance Responsibility. ISO shall be responsible for ensuring that the Application Materials, the marketing plans, the Promotional Materials and all services performed by ISO hereunder comply, and remain in compliance with, all applicable Rules, laws and regulations; provided, however, that SERVICERS will in good faith inform ISO of issues or concerns with ISO’s materials or practices observed by SERVICERS that SERVICERS reasonably believe may be in violation of applicable Rules. All documents and any changes to the form and content thereof must be approved in writing by SERVICERS prior to use by ISO, which approval will not be unreasonably withheld or delayed beyond fifteen (15) days.

3.3	Promotional Materials. ISO shall be responsible, at its sole expense, for the development of all Promotional Materials and shall bear the cost of the development and the printing and distribution of the Promotional Materials. The Promotional Materials shall comply with all applicable Rules, laws and regulations. All Promotional Materials and any changes to the form and content thereof must be approved in writing by SERVICERS prior to use by ISO, which approval will not be unreasonably withheld or delayed beyond fifteen (15) days. ISO and ISO’s Other MSP’s and IC’s will not use SERVICERS’ or SERVICERS’ Affiliates’ Marks in any advertising, promotional or display materials without SERVICERS’ prior written approval, which approval will not be unreasonably withheld or delayed beyond fifteen (15) days.
SECTION 4
APPLICATION AND UNDERWRITING PROCEDURES
4.1	Applications. ISO shall solicit Applications from Eligible Merchants at ISO’s sole expense and shall provide each Applicant with Application Materials. ISO shall collect completed and signed Application Materials and Merchant Processing Agreements from Applicants and shall forward them to SERVICERS within [***] [***] Business Days after the merchant is boarded (which may be accessed by SERVICERS online or forwarded to SERVICERS via ISO’s automated application system or to a facsimile number designated by SERVICERS, provided such complies with the Rules and applicable laws, rules and regulations) or to any other place(s) as SERVICERS may designate for processing and document storage. ISO shall retain copies of all Application Materials, Merchant Processing Agreements and documents forwarded to SERVICERS. ISO shall provide SERVICERS with access to ISO’s automated application system and ISO’s online Merchant Account system (BAMS, or any such successor or replacement system) at no cost to SERVICERS.

4.2	Underwriting. ISO shall underwrite, perform a credit review and conduct a site inspection, when applicable, for each Application as required by this Agreement, the Merchant Processing Policy and the Rules to determine whether each Applicant is an Eligible Merchant. ISO may conduct such credit review without notification to and participation by SERVICERS, except as otherwise provided below (i.e., for any

*** Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

prospective Merchant that falls within the risk and volume parameters set forth in this Section 4.2), provided that ISO performs the credit review in accordance with the Merchant Processing Policy, the terms of this Agreement and the Rules. In accordance with and as permitted by this Agreement, a third-party service provider approved by SERVICERS may perform site inspections for ISO. In order to assist ISO in its underwriting hereunder, SERVICERS shall assist ISO with checking Merchants and prospective Merchants against the Terminated Merchant File/MATCH List or any similar list maintained by any entity. ISO shall be responsible for all credit and fraud losses associated with the Merchant Portfolio or the Program, regardless of any services or assistance that may be provided by SERVICERS. For any high risk Merchant who in good faith ISO anticipates will have annual Visa and MasterCard transaction volume equal to or greater than $[***] and any low risk Merchant who in good faith ISO anticipates will have annual Visa and MasterCard transaction volume equal to or greater than $[***], ISO shall advise SERVICERS and permit SERVICERS to conduct their own credit review prior to boarding the account. Upon receipt of a complete underwriting package from ISO, SERVICERS will respond to ISO within [***] [***] Business Days as to SERVICERS’ acceptance or rejection of such Merchant. SERVICERS’ participation in any credit review will not in any way relieve ISO from its responsibility for credit and fraud losses which may result from a Merchant’s transaction processing. SERVICERS may at any time require that a Merchant relationship be terminated by ISO and Bank may cease the provision of services to any such Merchant pursuant to the terms of the Merchant Processing Agreement. SERVICERS shall have the right and authority to accept or reject any Application. ISO shall obtain prospective Merchants’ authorization for ISO and/or SERVICERS to obtain all reports (including personal and business credit reports) and other information necessary in connection with the Application. ISO shall have the right, subject to and pursuant to the terms and conditions of the Merchant Processing Policy, to cause any Eligible Merchant with transaction card volume processing limits up to but not more than $[***] per month, that has been approved by ISO, to be activated immediately in SERVICES’ systems. SERVICERS agree to provide ISO with a final approval decision (i.e., acceptance, rejection or required modification of the submitted Application) on submitted and complete Merchant Applications for Eligible Merchants that are not classified as “high risk” on the High Risk Merchant List attached hereto as Exhibit F and which seek approval for transaction card volume processing limits in excess of $[***] per month but not more than $[***] per month, within [***] [***] Business Days after SERVICERS’ receipt of such completed Merchant Application and documentation.

4.3	Credit Decisions. ISO shall employ the Merchant Processing Policy guidelines provided by SERVICERS in making credit evaluations. SERVICERS reserve the right, in their sole and absolute discretion, to:
(a)	Change the Merchant Processing Policy;

(b)	Reject the Application of any Applicant who SERVICERS determine does not satisfy SERVICERS’ Merchant Processing Policy; and

*** Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

(c)	Terminate the Merchant Processing Agreement with respect to any Merchant at any time, according to the Merchant Processing Agreement terms.
Notwithstanding anything contained herein, so long as all of the following are true with respect to a Merchant or Merchant Account, SERVICERS agree that, except as required by the Rules, SERVICERS shall neither terminate nor make any change with respect to the discount or reserve of said Merchant or Merchant Account that will have an adverse effect on the Merchant or Merchant Account without the prior written consent of ISO:
(i)	The Merchant or Merchant Account is not in a Bank Card association monitoring program;

(ii)	The Merchant or Merchant Account is not engaged in, or aiding and abetting, any illegal activity or fraud;

(iii)	The Merchant or Merchant Account is in compliance with the Merchant Processing Policy;

(iv)	The Merchant or Merchant Account is not processing transactions where products are delivered or services rendered more than one (1) year (on the average, based upon transactions of the immediately preceding three (3) months) following the date of the transaction;

(v)	No Bank Card association nor any regulatory agency has requested that the Merchant or Merchant Account be terminated;

(vi)	In its sole judgment, SERVICERS do not feel that they may be at financial risk as a result of the activity of a Merchant or Merchant Account; and

(vii)	The Merchant or Merchant Account is not causing reputational harm or risk to either of SERVICERS in their reasonable judgment.
In the event SERVICERS decide to terminate or make any such adverse change with respect to a Merchant or Merchant Account, SERVICERS shall first attempt to give ISO notice of SERVICERS’ decision.
4.4	Merchant Reserve Accounts. ISO shall be responsible for determining the amount of any Merchant Reserve Accounts. ISO shall also be responsible for ensuring all Merchant Reserve Accounts are adequately funded. All Merchant Reserve Accounts, along with any other monies or collateral collected from Approved Merchants, shall be deposited with Bank. [***] ISO will monitor daily Merchant account activity and if in ISO’s reasonable judgment certain Approved Merchants and/or certain transactions are possibly fraudulent or otherwise not in

*** Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

compliance with the Rules or in violation of the Merchant Processing Agreement, ISO will instruct SERVICERS to change the Merchant bank account information to cause funds otherwise due such Merchant to be diverted and deposited into the Merchant Reserve Account for such Merchant. ISO will thereafter promptly investigate each such suspicious incident and, upon request, promptly notify SERVICERS of the result of any such investigation. If in any case ISO’s investigation determines that no violation occurred, ISO will promptly request SERVICERS to release any funds diverted to the Merchant Reserve Account to the Merchant’s deposit account. Once monies or other collateral are deposited in a Merchant Reserve Account, SERVICERS shall control the disbursements of such funds which are to be (a) paid to ISO or SERVICERS to cover losses incurred in connection with the applicable Approved Merchant or (b) returned to the applicable Approved Merchant upon a reduction in the potential risk to ISO and SERVICERS arising from the provision of services to such Merchant within two (2) Business Days after receipt of a written request by ISO. From time to time, ISO may request SERVICERS to disburse monies held in a Merchant Reserve Account to ISO or an Approved Merchant as set forth in the preceding sentence, and SERVICERS shall consider such requests in good faith. Bank may draw against any Merchant Reserve Account to cover any Losses or credit and fraud losses incurred by SERVICERS with respect to an Approved Merchant without the consent of ISO or the applicable Approved Merchant.

4.5	Maintenance of Underwriting Staff. ISO shall at all times maintain an adequate and qualified staff to perform underwriting and credit reviews of Program Merchants.
SECTION 5
PROPRIETARY RIGHTS
5.1	General. To the extent required by the Rules, legal title to all Merchant Applications, Merchant Processing Agreements and Merchant Accounts and records shall be in the name of Bank, subject to its obligations to effect a Program Transfer pursuant to Section 10.4 of this Agreement; provided, however, that Bank acknowledges and agrees that ISO shall own and maintain the Merchant relationship during the term of this Agreement and thereafter. ISO acknowledges and agrees that all Merchant Applications, Merchant Processing Agreements and Merchant Accounts and records may not be transferred, assigned, sold or exchanged by ISO except as set forth in this Agreement or the applicable Merchant Processing Agreement. Bank shall be exclusively responsible and entitled to receive all payments, collections, and other amounts due from Merchants, subject to its payment obligations to ISO. Each of ISO’s and Bank’s rights shall survive the termination of this Agreement by either party and for whatever cause. For the avoidance of doubt, the parties acknowledge and agree that ISO owns all Merchant Processing Agreements, Merchant Accounts and Merchant relationships except as otherwise specifically set forth herein.
SECTION 6
SETTLEMENT AND PAYMENT

6.1	Offset Account.
(a)	FDMS shall establish and maintain the Offset Account at Bank during the term of this Agreement to facilitate the making of all payments due to SERVICERS from ISO and to ISO from SERVICERS. ISO agrees that the initial amount of the Offset Account will be $[***] and, thereafter, the Offset Account will, at all times, maintain collected funds in an amount at least equal to the amount then due SERVICERS hereunder (which shall be referred to herein as the “Minimum Balance”).

(b)	If the collected funds on deposit in the Offset Account at any point in time are less than the Minimum Balance, SERVICERS may fund the Offset Account with any monies or funds belonging or payable to ISO which are in SERVICERS’ possession. SERVICERS will promptly notify ISO after making any such transfer.

(c)	ISO hereby grants SERVICERS a security interest in the Offset Account to secure all of ISO’s obligations to SERVICERS under this Agreement.
6.2	Settlement Procedures.
(a)	SERVICERS shall settle each Merchant Account in accordance with the terms of the applicable Merchant Processing Agreement, remitting to each Approved Merchant, by ACH or other acceptable method, all settled funds due to the Approved Merchant after first deducting from such settled funds all applicable Program Participation Fees and any other amounts owed or withheld under the applicable Merchant Processing Agreement. Merchant Account settlement is included in the fees set forth in Exhibit A and will not incur an additional fee.

(b)	On each Payment Date, SERVICERS shall credit ISO’s Residual Account in an amount equal to all Net Program Participation Fees collected by SERVICERS since the immediately preceding Payment Date and which have not otherwise been paid to ISO.

(c)	In the event that the Net Program Participation Fees are insufficient to pay any amounts due to SERVICERS’ under this Agreement (including compensation, funding the Offset Account, funding the Reserve Account, or paying third party processing fees), then ISO shall provide sufficient additional funds to SERVICERS upon demand.

(d)	[***]

*** Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

[***]
6.3	Payment Deferrals. In addition to any rights now or hereafter granted under this Agreement or applicable law and not by way of limitation of any such rights, SERVICERS are hereby authorized by ISO, at any time and from time to time, without notice or demand to ISO or to any other person (any such notice and demand being hereby expressly waived), to setoff, recoup and to appropriate and to apply any and all monies or funds belonging or payable to ISO which are in Bank’s possession against and on account of ISO’s obligations to SERVICERS under this Agreement (including funding the Offset Account, the Reserve Account, the Termination Reserve Account or funding chargebacks), whether such obligations are liquidated, unliquidated, fixed, contingent, matured or unmatured.
6.4	Expenses. Except as otherwise provided, each party shall bear its own administrative costs and overhead expenses arising out of its performance of this Agreement.
6.5	Liability for Losses. Unless any Losses are caused by SERVICERS or are attributable to the negligence or willful misconduct of SERVICERS, SERVICERS shall have recourse from ISO, and ISO shall fully reimburse SERVICERS, for any Losses to SERVICERS that are caused by:
(a)	Chargebacks, purchase returns, refunds, credits, adjustments, fees or Bank Card association fines, costs and expenses related to Approved Merchants, Eligible Merchants, or any Merchant activity hereunder; and

(b)	Amounts remaining due to SERVICERS after the deduction of SERVICERS’ compensation as provided herein.
6.6	Bank Card Association Assessments/Fees. ISO shall pay or fund when due all Bank Card association assessments/fees, including any and all quarterly assessments/fees.
6.7	Survival. The provisions of this Section 6 shall survive the termination or expiration of this Agreement.

*** Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

6.8	Assignment of Merchant Losses. SERVICERS agree that after SERVICERS have been fully reimbursed by ISO for a Merchant loss pursuant to this Agreement, and provided that the Merchant Account resulting in the Merchant loss has been terminated, that SERVICERS will, at the request of ISO, assign to ISO any and all of SERVICERS’ subrogation rights under or related to the Merchant Processing Agreement (including guarantees, security or otherwise) related to the indebtedness of such Merchant under the Merchant Processing Agreement (including guarantees, security or otherwise), so that ISO may pursue collection recovery activities in connection with such Merchant loss. Any such collection recovery activities shall be conducted in the name of ISO and shall be subject to the indemnification obligations of ISO. Bank agrees to execute and deliver to ISO such assignment documents as reasonably requested and required by ISO to vest such collection loss(es) recovery right to ISO and as reasonably required in connection with such collection recovery activities.
SECTION 7
REPRESENTATIONS AND WARRANTIES OF ISO
ISO represents and warrants to SERVICERS that, as of the date of this Agreement, the following are true and correct:

7.1	Organization and Good Standing. ISO is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to carry on its business as it is now being conducted. ISO is and will be qualified as a foreign corporation in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires the qualification.

7.2	Execution and Effect of Agreement. ISO has the corporate power and authority to enter into this Agreement and the execution and delivery of this Agreement and the performance of ISO’s obligations hereunder have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by ISO and constitutes a legal, valid, and binding obligation of ISO, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally.

7.3	Restrictions. Neither the execution and delivery of this Agreement nor the conduct of the Program contemplated hereby will:
(a)	Violate any of the provisions of the charter or by-laws of ISO; or

(b)	Conflict with, or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by the terms of any judgment, court order or consent decree, or any agreement, including a restrictive covenant or covenant against competition, indenture, mortgage, or instrument to which ISO is a party or to which its property is subject, or constitute a default thereunder, except where the conflict, breach, right of termination, acceleration or default would not prevent or have a Material adverse effect on the conduct of the activities contemplated hereby.
7.4	Consents. Except for filings, consents, waivers, approvals, and authorizations that the failure to obtain or make would not have a Material adverse effect on ISO or the Program, no filing, consent, waiver, approval, or authorization of any governmental authority or of any third party other than Visa and MasterCard, or notice to, or filing with, any governmental authority or any third party on the part of ISO is required in connection with the execution and delivery of this Agreement or the conduct of the activities contemplated hereby.
7.5	Litigation. To the knowledge of ISO and except as disclosed in public filings with the Securities and Exchange Commission, there is no action at law or in equity, arbitration, proceeding, or governmental investigation pending, or to the knowledge of ISO threatened, by or before any court, any governmental or administrative agency or commission, or arbitrator, against ISO regarding this Agreement or any of the transactions contemplated hereby that could reasonably be expected to prevent or have a Material adverse effect on the conduct of the activities contemplated hereby.
SECTION 8
ADDITIONAL COVENANTS
8.1	Reserve Account.
(a)	ISO expressly authorizes SERVICERS to establish a Reserve Account pursuant to the terms and conditions set forth in this Section 8.1. The initial amount of such Reserve Account shall be [***]. In addition, the amount of the Reserve Account may be increased by SERVICERS from time to time based upon any reasonably anticipated risk of loss to SERVICERS, material breach of the Agreement by ISO, or any material adverse change in the financial condition of ISO. Such Reserve Account shall be established and maintained at Bank. [***]

(b)	The Reserve Account shall be fully funded upon five (5) Business Days’ notice to ISO. Such Reserve Account may be funded by all or any combination of the following: (i) one or more debits to the Offset Account or any other accounts of ISO held by Bank or any of its Affiliates; (ii) one or more deductions or offsets to any payments otherwise due to ISO; or (iii) ISO’s delivery to SERVICERS of a letter of credit issued by a bank acceptable to SERVICERS and in a form acceptable to SERVICERS.

*** Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

(c)	If ISO’s funds in the Reserve Account are not sufficient to cover the chargebacks, adjustments, fees and other charges due to SERVICERS from ISO or Merchants, or if the funds in the Reserve Account have been released, ISO agrees to pay SERVICERS such sums within five (5) Business Days of any such request by SERVICERS. In the event of a failure by ISO to fund the Reserve Account, SERVICERS may fund such Reserve Account in any of the manners set forth above.

(d)	To secure ISO’s obligations to SERVICERS under this Agreement, ISO grants to SERVICERS a lien and security interest in and to any of ISO’s funds in the Reserve Account or otherwise related to this Agreement now or hereafter in the possession of SERVICERS, whether now or hereafter due or to become due to ISO from SERVICERS. ISO agrees to duly execute and deliver to SERVICERS such instruments and documents as SERVICERS may reasonably request to perfect and confirm the lien, security interest, right of setoff, recoupment and subordination set forth in this Agreement.
8.2	Inspection.ISO will, at any and all reasonable times, permit SERVICERS’ employees, agents, attorneys, auditors, or bank regulators to inspect ISO’s place of business to audit its operations for compliance with all Rules, laws, regulations, and directives of any governmental regulatory agency or Bank Card association, all at SERVICERS’ expense.

8.3	Cooperation.SERVICERS and ISO will each timely furnish to the other any and all information and materials that the other may, from time to time, reasonably request in connection with all matters contemplated by this Agreement. Each party also shall take the action as the other may, from time to time, reasonably request in order that the purposes of this Agreement will be fully accomplished and that all matters contemplated hereby will comply with all Rules or other applicable statutory, regulatory or other legal requirements. ISO shall promptly deliver to SERVICERS after receipt by ISO a copy of all non-routine notices or correspondence that it receives from MasterCard, Visa, or other networks or Bank Card associations, or any other third party, which in any way relates to any Merchant’s or ISO’s participation in MasterCard, Visa, and other networks or Bank Card associations under this Agreement.

8.4	Compliance With Rules. ISO also covenants to the following:
(a)	ISO will obtain copies of all available Rules from Visa and MasterCard and any other Bank Card association that makes its Rules available to ISOs. For all Rules not reasonably available to ISO, SERVICERS will provide ISO with information regarding such Rules and compliance therewith. ISO understands and agrees to comply fully with all Rules and applicable laws and regulations.

(b)	On an ongoing basis, ISO will regularly provide SERVICERS with the current addresses for all its offices.

(c)	In the event of any inconsistency between any provision of this Agreement and the Rules, the Rules in each instance shall be afforded precedence and shall apply.

(d)	ISO acknowledges and agrees that Visa and/or MasterCard are the sole and exclusive owner of Visa and/or MasterCard marks. ISO agrees to never contest the ownership of these marks and Visa and/or MasterCard may at any time immediately and without advance notice prohibit ISO from using their respective marks.

(e)	ISO acknowledges and agrees that Visa and/or MasterCard shall have the right, either in law or in equity, to enforce any provision of the Rules and to prohibit ISO’s conduct that creates a risk of injury to Visa and/or MasterCard or that may adversely affect the integrity of Visa’s and/or MasterCard’s systems, information or both. ISO agrees to refrain from taking any action that would have the effect of interfering with or preventing an exercise of these rights by Visa and/or MasterCard.

(f)	ISO agrees not to use any marks of Visa and/or MasterCard on its own behalf in the furtherance of the Program. ISO also agrees not to suggest, imply or in any manner create an impression that it is a Member or an authorized representative of Visa and/or MasterCard or that it is other than an independent sales organization or member service provider for a Member. Further, ISO may not create an impression that Visa and/or MasterCard in any way endorses ISO or the Program it coordinates through SERVICERS.

(g)	ISO may use one or more of Visa’s or MasterCard’s marks under the following conditions:
(i)	The marks are used in accordance with the Rules; and

(ii)	The marks are used pursuant to the express written permission of Bank.
(h)	Except as expressly set forth herein, ISO may not subcontract, sublicense, assign, license, franchise or in any other manner extend or transfer to any third party any right or obligation ISO may have in connection with the Program. ISO agrees to provide services under the Program only with ISO’s employees, Other MSP’s or IC’s in accordance with Section 2.4. An employee of ISO is defined as an individual who, while providing services for the Program (i) represents himself or herself as working for ISO while using only ISO’s legal or “doing business as” name(s) as registered with Visa and/or MasterCard, and (ii) receives compensation for services rendered for the Program from ISO. An employee may not extend or transfer to any third party any right or obligation the employee may have regarding the Program as an employee of ISO. ISO will provide SERVICERS with a list of the names of all of its employees and IC’s and such additional information as SERVICERS may reasonably request from time to time regarding any employee or IC. ISO will conduct appropriate background checks

(including credit and criminal background checks) on all employees, Other MSP’s and IC’s.
(i)	ISO further agrees to the following:
(i)	ISO will not use Visa’s and/or MasterCard’s equipment and software (“V/MC Systems”) and Visa and/or MasterCard information identified or reasonably understood to be confidential or proprietary (“V/MC Confidential Information”) for anything other than to perform its duties on behalf of SERVICERS and definitely not for its own use or for any other purpose;

(ii)	To treat the V/MC Systems and V/MC Confidential Information in at least as careful and confidential a manner as ISO treats its own or the SERVICERS’ systems and confidential or proprietary information;

(iii)	To acknowledge that access to the V/MC Systems and V/MC Confidential Information does not convey to ISO any right, title, interest or copyright therein or any license to use, sell, exploit, copy or develop them further;

(iv)	To limit access to the V/MC Systems and V/MC Confidential Information to only those ISO employees and Other MSP’s with a need to have access for the ISO to perform services under the Program and to implement and maintain reasonable and appropriate safeguards to prevent unauthorized access to or use of the V/MC Systems or V/MC Confidential Information;

(v)	Solely with respect to the Program and this Agreement, upon request by SERVICERS, or, absent such requests, upon termination of ISO’s performance under the Program, to immediately cease any and all use of V/MC Systems and promptly thereafter deliver to SERVICERS all V/MC Confidential Information then in the possession or control of ISO or, upon request by Visa and/or MasterCard, to immediately cease any and all use of the V/MC Systems and promptly thereafter deliver all V/MC Confidential Information that was provided by SERVICERS then in its possession or control to Visa and/or MasterCard; and

(vi)	To immediately advise both SERVICERS and Visa and/or MasterCard if any unauthorized person or external entity seeks access to the V/MC Systems or V/MC Confidential Information whether by legal proceeding or otherwise.
(j)	Visa and/or MasterCard may at any time conduct financial and procedural audits of ISO. ISO agrees to cooperate with and promptly supply Visa and/or MasterCard with all information and material requested.

(k)	ISO understands that all Program Materials including Merchant Applications, Merchant Processing Agreements, Merchant statements, and Promotional Materials (i) must be approved by SERVICERS before use, such approval not to unreasonably withheld or delayed beyond [***] [***] days, and (ii) may not state or imply that ISO is participating in or conducting any activity precluded by the Rules.

(l)	ISO recognizes that SERVICERS must approve (in advance) any fee associated with the Program which must be clearly and conspicuously disclosed in writing to the Merchant prior to any payment or Application.
8.5	Registration as ISO. ISO and each Other MSP shall at all times, at ISO’s and/or each Other MSP’s cost and expense, maintain in effect during the term of this Agreement, a valid and effective registration as an independent service organization with Visa and a member service provider with MasterCard and shall provide any information as Visa and MasterCard may reasonably request in connection therewith or in connection with the services of ISO hereunder, and shall provide SERVICERS the information as it may reasonably request concerning compliance with all applicable Rules, laws, regulations and the requirements set forth herein in connection with this Agreement. The parties hereto will work together expeditiously and in good faith to register and maintain the registration of ISO and each Other MSP with the appropriate Bank Card associations as required under the Rules.

8.6	Mark Restriction. ISO shall not make any use of SERVICERS’ Marks or any other Intellectual Property without SERVICERS’ prior written consent, which will not be unreasonably withheld or delayed beyond [***] [***] days.

8.7	Financial Statements/Audit Rights. ISO shall make available (whether through public filings or directly) SERVICERS with annual audited financial statements prepared by an independent auditing firm within 90 days of the end of each fiscal year (and shall make available to SERVICERS quarterly financial statements upon request of SERVICERS). In addition, ISO will provide any shareholder/owner personal financial information as required by the Rules. ISO will, at any and all reasonable times, permit SERVICERS’ employees, agents and/or auditors to inspect ISO’s books and records at SERVICERS’ expense prior request and notice and if for a particular need.
SECTION 9
CONFIDENTIAL INFORMATION
9.1	Confidential Information. Confidential Information is non-public and proprietary information relating to the business of ISO or its Affiliates that SERVICERS and their Affiliates acquire during the term of this Agreement, and information relating to the business of SERVICERS and their Affiliates. It includes, but is not limited to, the following, whether used in, or to be used in, the business of ISO or SERVICERS: physical systems for the operation of the business; all present and planned strategies, business plans, and projections; all market and sales and marketing information; all

*** Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

financial, accounting, and credit information; and the terms and conditions of this Agreement. Neither party will disclose, furnish, sell, convey, or use for any purpose other than as contemplated under this Agreement any of the other parties’ Confidential Information or materials without written authorization. For the avoidance of doubt, the parties acknowledge and agree that all Merchant information is the Confidential Information of ISO and (i) may not be used by SERVICERS for any purpose other than to provide the services contemplated hereunder during the term of this Agreement and thereafter, and (ii) will not be used by SERVICERS, directly or indirectly, to solicit any Merchants in the Merchant Portfolio.

9.2	Exclusions. Nothing in this Section 9 shall restrict either party with respect to Confidential Information which: (a) the receiving party can demonstrate was rightfully possessed by it before it received the information from the disclosing party; (b) was in the public domain prior to the date of this Agreement or subsequently becomes publicly available through no fault of the receiving party or any person acting on its behalf; (c) was previously received by the receiving party from a third party or is subsequently furnished rightfully to the receiving party by a third party not known to be under restrictions on use or disclosure; (d) is independently developed by such party; (e) is required to be disclosed by the Rules, law, regulation or court order, provided that the disclosing party will exercise reasonable efforts to notify the other party prior to disclosure; or (f) is required to be disclosed to comply with or to enforce the terms of this Agreement.

9.3	Ownership of Work Product. Each party shall have and retain all ownership rights (including ownership of any Marks) in the work product developed for the implementation of the Program, including the Application, Merchant Processing Agreement and Promotional Materials that it creates, prepares or produces in connection with this Agreement, and all the work products shall remain the exclusive property of that party. Upon termination of the Agreement, each party shall immediately cease using any materials using the other’s Marks or Intellectual Property, and shall immediately destroy all such materials.

9.4	Remedy; Survival. If any party breaches this Section 9, the non-breaching party will suffer irreparable harm and the total amount of monetary damages for any injury to such party will be impossible to calculate and therefore an inadequate remedy. Accordingly, the non-breaching party may (i) seek temporary and permanent injunctive relief against the breaching party or (ii) exercise any other rights and seek any other remedies to which the non-breaching party may be entitled to at law, in equity and under this Agreement for any violation of this Section 9. The provisions of this Section 9 shall survive the termination or expiration of this Agreement.
SECTION 10
TERM AND TERMINATION
10.1	Initial Term. The initial term of this Agreement shall be four (4) Processing Years commencing on the Effective Date of this Agreement and ending on June 30, 2010 unless terminated earlier as provided in this Section 10. Thereafter, this Agreement shall automatically continue in effect until either party gives the other at least six (6) months prior written notice of termination.

10.2	Termination by SERVICERS. SERVICERS may terminate this Agreement prior to its expiration for cause upon prior written notice to ISO as follows:
(a)	Upon a Material breach of any representation, warranty or covenant in this Agreement by ISO which is not cured by ISO within sixty (60) days of receipt of written notice from SERVICERS; provided however, that if ISO is attempting in good faith to cure such breach within said sixty (60) day cure period but the nature of the breach prevents a cure within sixty (60) days, then ISO shall be allotted an additional number of days to cure, provided the total number of days of the cure period shall be no greater than one hundred twenty (120) days;

(b)	Upon a breach of any Material Rule by ISO, or repeated breach of any Rule by ISO which is not cured by ISO within sixty (60) days of receipt of written notice from SERVICERS; provided however, that if ISO is attempting in good faith to cure such breach within said sixty (60) day cure period but the nature of the breach prevents a cure within sixty (60) days, then ISO shall be allotted an additional number of days to cure, provided the total number of days of the cure period shall be no greater than one hundred twenty (120) days;

(c)	Upon any commission of any fraudulent activity by ISO, or the illegal activity of ISO’s employees in the performance of their duties in connection with this Agreement;

(d)	Upon any failure by ISO to pay (or make arrangements to pay that are acceptable to SERVICERS) any amount due under this Agreement to SERVICERS which does not give rise to the right to terminate under any other provision of this Agreement within ten (10) Business Days after written notice to ISO of its failure to pay the amount;

(e)	Upon the insolvency or bankruptcy of ISO;

(f)	Upon a Material adverse change in the business or financial condition of ISO;

(g)	Upon an assignment of this Agreement by ISO without SERVICERS’ prior written consent;

(h)	Upon the failure by ISO to maintain good standing as an “independent sales organization” with Visa or a “member services provider” with MasterCard;

(i)	If SERVICERS are required by a governmental or regulatory body or agency or by any Bank Card association to terminate the Services on behalf of ISO with as much prior notice as is practicable under the circumstances;

(j)	If ISO fails to fund the Offset Account or the Reserve Account as required under this Agreement within ten (10) Business Days after written notice to ISO of its failure to pay the amount;

(k)	Upon the termination of the Service Agreement for any reason with one hundred eighty (180) days prior written notice to ISO; or

(l)	Upon a Change of Control of ISO with one hundred eighty (180) days prior written notice to ISO, unless the SERVICERS had previously consented to such change in control.
10.3	Termination by ISO. ISO may terminate this Agreement prior to its expiration for cause upon prior written notice to SERVICERS as follows:
(a)	Upon a Material breach of any representation, warranty or covenant in this Agreement by SERVICERS which is not cured by SERVICERS within sixty (60) days of receipt of written notice from ISO; provided however, that if SERVICES are attempting in good faith to cure such breach within said sixty (60) day cure period but the nature of the breach prevents a cure within sixty (60) days, then SERVICERS shall be allotted an additional number of days to cure, provided the total number of days of the cure period shall be no greater than one hundred twenty (120) days;

(b)	Upon any failure by SERVICERS to pay any amount due under this Agreement which does not give rise to the right to terminate under any other provision of this Agreement within five (5) Business Days after written notice to SERVICERS of its failure to pay the amount;

(c)	Upon the insolvency or bankruptcy of either of the SERVICERS;

(d)	Upon the termination of the Service Agreement for any reason;

(e)	Upon a Material adverse change in the business or financial condition of either of SERVICERS;

(f)	Upon an assignment of this Agreement by SERVICERS without ISO’s prior written consent;

(g)	Upon the failure by SERVICERS to maintain good standing with Visa or a MasterCard;

(h)	If required by a governmental or regulatory body or agency or by any Bank Card association to terminate;

(i)	Upon cessation of Bank Card operations by SERVICERS; or

(j)	At any time upon one hundred eighty (180) days prior written notice to the SERVICERS with no penalty.
10.4	Effect of Termination.
(a)	Upon the expiration or termination of this Agreement for any reason, at the direction of ISO and pursuant to the plan of Deconversion, SERVICERS will transfer and assign all their interest in the Merchant Portfolio (including Merchant Processing Agreements and Merchant Accounts) and the dedicated BINs/ICAs to a Visa and MasterCard Member designated by ISO, provided first that: (a) all amounts due (or estimated to become due) in connection with each Merchant Processing Agreement and under this Agreement have been paid to SERVICERS; (b) the Termination Reserve Account has been adequately funded; (c) ISO provides full written indemnities to SERVICERS regarding actual and potential losses or other obligations arising out of operation of the Program or arising out of, or related to, this Agreement or any Merchant Processing Agreement; and (d) the Program Transfer complies with all applicable Rules, laws and regulations (the “Program Transfer”). [***]

(b)	Until the completion of the Deconversion of the Merchant Portfolio, the parties shall continue to operate under the terms and conditions of this Agreement; provided, however, that upon the effective date of expiration or termination of this Agreement, ISO will promptly discontinue its promotion and recommendation of the Program and will cease to board new accounts on Bank’s BINs and ICAs or for sponsorship by Bank. ISO will reimburse SERVICERS for any Deconversion pursuant to the plan for Deconversion, regardless of whether such Deconversion occurs before or after the expiration or termination of this Agreement. ISO shall continue to hold all risks associated with transactions processed by SERVICERS prior to the effective date of Deconversion of each respective Merchant in the Merchant Portfolio, including all risk relating to chargebacks and fraudulent transactions. ISO shall pay SERVICERS any amounts associated with such risks immediately upon demand.
10.5	Termination Reserve Account. Within ten (10) Business Days of the issuing of a notice of termination by any party, ISO shall fund a Termination Reserve Account. Except as specifically set forth otherwise in this Section 10.5, all provisions of Section 8.1 of this Agreement with regard to the Reserve Account shall also apply to the Termination Reserve Account. The amount of the Termination Reserve Account shall be the greater of (i) the most recent required amount for the Reserve Account prior to termination, or (ii) the amount calculated as follows:

*** Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

(a)	The amount of all chargebacks during the [***] [***] months preceding termination, plus

(b)	The amount of all assessed Bank Card association fines or penalties and all fees and contingent fees which are or shall become due to SERVICERS from ISO, plus

(c)	The estimated maximum amount of any known or likely significant loss events (defined as a credit or fraud loss that is likely to exceed $[***]).
Upon termination, any balance in the Reserve Account shall be transferred to, and be applied toward, the Termination Reserve Account. The Termination Reserve Account will be held by SERVICERS until the completion of the Program Transfer or for such longer period of time as is consistent with SERVICERS’ liability for Bank Card transactions in accordance with the Rules. SERVICERS will reduce the Termination Reserve Account balance to reflect any reductions in ISO’s then-potential liability as the Program Transfer and Deconversion progress. [***]
SECTION 11
INDEMNIFICATION ; EXCLUSIONS ; LIMITATIONS
11.1	ISO’s Indemnification. ISO shall indemnify, defend, protect, and hold SERVICERS, their Affiliates, and their respective officers, directors, employees, attorneys, and permitted assigns, harmless from and against any Losses and credit/fraud losses arising directly from:
(a)	Any failure by ISO to comply with any Material term or condition of this Agreement applicable to ISO, or the failure of any warranty or representations made by ISO in this Agreement to be true and correct;

(b)	Any claim for which ISO has otherwise agreed herein to pay or indemnify SERVICERS;

(c)	Credit or fraud losses, regardless of whether SERVICERS performed any underwriting, credit review, periodic review or fraud monitoring reviews on their own behalf;

(d)	Any negligence, misrepresentation or willful misconduct on the part of ISO or any of its employees, agents, Other MSP’s or IC’s related to this Agreement; and

(e)	Any claim by any third party related to this Agreement of a Merchant in the Merchant Portfolio that ISO’s Intellectual Property violates or infringes any proprietary right of such third party, without any limitation of liability whatsoever.

*** Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

11.2	SERVICERS’ Indemnification. SERVICERS, jointly and severally, shall indemnify, defend, protect, and hold ISO, its Affiliates and their respective officers, directors, employees, attorneys, permitted assigns, Other MSP’s and IC’s harmless from and against any Losses and credit/fraud losses arising directly from:
(a)	Any failure by SERVICERS to comply with any Material term or condition of this Agreement applicable to SERVICERS, or the failure of any warranty or representations made by SERVICERS in this Agreement to be true and correct;

(b)	Any claim for which SERVICERS have otherwise agreed herein to pay or indemnify ISO;

(c)	Any Losses caused by SERVICERS’ breach of a Merchant Processing Agreement;

(d)	Any negligence, misrepresentation or willful misconduct on the part of SERVICERS or any of their employees or agents related to this Agreement; and

(e)	Any claim by any third party related to this Agreement of a Merchant in the Merchant Portfolio that SERVICERS’ Intellectual Property violates or infringes any proprietary right of such third party, without any limitation of liability whatsoever.
11.3	Exclusion of Warranties, Limitations of Liability.
(a)	Except as expressly provided in this Agreement, SERVICERS specifically disclaim all warranties of any kind, express or implied, including any warranties regarding merchantability, fitness for a particular purpose, non-infringement or otherwise (regardless of any course of dealing, custom or usage of trade), arising out of or related to this Agreement, which are hereby excluded by agreement of the parties. The parties agree that this Agreement is a service agreement and is not subject to the provisions of the Uniform Commercial Code.

(b)	Notwithstanding anything in this Agreement to the contrary, in no event shall any party hereto, their respective Affiliates or any of their respective directors, officers, employees, agents or subcontractors, be liable under any theory of tort, contract, strict liability or other legal theory for lost profits, lost revenues, lost business opportunities, exemplary, punitive, special, incidental, indirect or consequential damages, each of which is hereby excluded by agreement of the parties, regardless of whether the damages were foreseeable or whether any party or any entity has been advised of the possibility of the damages.

(c)	Notwithstanding anything in this Agreement to the contrary, the cumulative liability of each of SERVICERS and ISO for all Losses, claims, suits, controversies, breaches or damages arising out of or related to this Agreement regardless of the form of action or legal theory relating to events in any one Processing Year shall not exceed [***] [***] times the amount of clearing/sponsorship fees paid to SERVICERS by ISO pursuant to this Agreement during the immediately preceding [***] [***] full months; provided, however, that this limitation shall not apply to either party’s obligation to indemnify the other for credit/fraud losses or Losses arising from or related to the indemnifying party’s (or its agents, representatives, Merchants, Other MSP’s or IC’s) failure to comply with Rules.

(d)	The parties acknowledge and agree that no party will be obligated to indemnify the other party to the extent that the liability, lawsuit, penalty, claim, demand or Loss resulted from the negligence or intentional misconduct of the party to be indemnified.

(e)	Notwithstanding anything in this Agreement to the contrary, neither ISO nor SERVICERS nor their Affiliates shall have any liability under this Agreement for breach of their respective duties and obligations under this Agreement to the extent such breach was caused by labor disputes, strikes, acts of God, floods, terrorist acts, lightning, severe weather, shortages of materials, rationing, utility or communication failures or interruptions, failure of MasterCard, Visa, and other networks or Bank Card associations, earthquakes, war, revolution, civil commotion, blockade, embargo, or any law, order, proclamation, regulation, ordinance, demand or requirement having legal effect of any government or any judicial authority or representative of any such government, or any other act, omission or cause whatsoever, whether similar or dissimilar to those referred to in this clause, which are beyond ISO’s, SERVICERS’ or their Affiliates reasonable control.
11.4	Survival. The provisions of this Section 11 shall survive the termination or expiration of this Agreement.
SECTION 12
MISCELLANEOUS
12.1	Books and Records. SERVICERS shall provide ISO promptly with monthly reports showing for the month the total number of active accounts and inactive accounts, the net sales processed for each Approved Merchant (provided ISO is either a party to the Merchant Processing Agreement (or assignee of a named party) or has obtained such Merchant’s written authorization to obtain such information and SERVICERS’ disclosure is not prohibited by any Rule, law, regulation or agreement with a governmental agency) and the net sales processed for all Approved Merchants.
12.2	Relationship of the Parties. SERVICERS and ISO agree that in performing their responsibilities pursuant to this Agreement they are in the position of independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partnership or joint venture or agency or any

*** Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.

association for profit between SERVICERS and ISO. ISO is not authorized hereunder to hold itself out as an agent of SERVICERS or to inform or represent to any person that ISO has authority to bind or obligate SERVICERS or to otherwise act on behalf of SERVICERS except as expressly set forth herein. ISO shall not make any representation or warranty, or create any liability or potential liability on behalf of SERVICERS except as expressly set forth herein.

12.3	No Third Party Beneficiaries. Nothing in this Agreement is intended to confer upon any person or entity other than the parties and their Affiliates any rights or remedies.

12.4	Assignment and Transfer. Except as expressly set forth herein, ISO shall not assign or otherwise transfer this Agreement or any of its rights or obligations hereunder, by operation of law or otherwise, or contract with any third party (other than the third parties named herein) to perform any of its responsibilities or obligations relating to this Agreement without the prior written consent of SERVICERS, which consent will not be unreasonably withheld. In addition, ISO shall provide written notice to SERVICERS within three (3) Business Days of any Change of Control of ISO.

12.5	Notices. Any notice, request, consent, waiver or other communication required or permitted to be given hereunder shall be effective only if in writing and shall be deemed sufficiently given only if delivered in person or sent by certified, registered, or overnight mail or overnight courier service, postage prepaid, return receipt requested, addressed as follows:
If to FDMS:
First Data Merchant Services Corporation
6902 Pine Street
PS-11
Omaha, NE 68106
Attn: VP – Omaha Processing
Facsimile Number: 402-222-6384
With a copy to:
First Data Merchant Services Corporation
12500 E. Belford Avenue, Suite M5-C
Englewood, CO 80112
Attn: General Counsel
Facsimile Number: 720-332-0033
If to Bank:
Wells Fargo Bank, N.A.
1200 Montego Way
Walnut Creek, CA 94598

Attn: EVP Merchant Card Services
Facsimile Number:
If to ISO:
iPayment, Inc.
26707 West Agoura Hills Road, Suite 100
Calabasas, CA 91302
Attn: Operations Manager
Facsimile Number:
With a copy to:
iPayment, Inc.
40 Burton Hills Boulevard, Suite 415
Nashville, TN 37215
Attn: General Counsel
Facsimile: 615-665-8434
or to such other person or address as either party may designate by notice given to the other party as provided herein. The notice or communication shall be deemed to have been given as of the date so delivered.

12.6	Prior Agreements, Entire Agreement, and Modifications. This Agreement, along with the Service Agreement, supersedes all prior agreements, whether verbal or in writing, and contains the entire Agreement between the parties regarding all matters, issues and claims relating to the subject matter of this Agreement, and any other written documents exchanged, verbal agreements reached and representations made by or between the parties in the course of the negotiation of this Agreement. This Agreement may be changed only by a written instrument specifically stating that it modifies this Agreement and it must be signed by all parties.

12.7	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to New York conflict laws.

12.8	Waivers. No failure or delay by any party to exercise, and no course of dealing regarding any right of the party concerning an obligation of any other party to this Agreement, shall operate as a waiver unless agreed to in writing by all parties. The parties hereto waive their right to a jury trial in the event of any legal proceedings between them.

12.9	Binding Effect, Remedies. This Agreement will not become legally binding and may not be enforced by any party until and unless executed by all parties hereto. This Agreement and the rights and obligations created hereunder shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns, and no other person or legal entity shall acquire or have any rights under or by virtue of this Agreement. The remedies provided for in this Agreement shall be cumulative in nature, not exclusive, and shall be in addition to any other remedy allowed in law or equity.

12.10	Severability. If any provision of this Agreement is held illegal, invalid, void, or unenforceable in any jurisdiction where this Agreement or any part thereof is to be performed by reason of any rule of law, administrative or judicial proceeding or public policy, the provision shall be deemed deleted and the remaining provisions of this Agreement shall remain valid and binding.

12.11	Headings. The Section headings of this Agreement are inserted as a matter of convenience only and shall in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions herein.

12.12	Counterparts. Provided that all parties execute a copy of this Agreement, this Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The parties acknowledge that delivery of executed copies of this Agreement may be effected by facsimile or other comparable means, as well as by delivery of manually signed copies.

12.13	Construction. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural.

12.14	Exhibits. All exhibits to this Agreement are incorporated by reference with the same force and effect as if fully set forth herein. This Agreement shall be given full force and effect without the exhibits or as to those exhibits that are attached, in the event less than all of the exhibits referenced herein are in fact attached.

12.15	Termination of Other Agreements. The following agreements are herby terminated without penalty to any party and are of no further force and effect: (i) the TS ISO Agreement; and (ii) the PCS ISO Agreement; provided, however, that neither the termination of the TS ISO Agreement or the PCS ISO Agreement nor anything contained in this Agreement shall act as a waiver or otherwise preclude FDMS from reconciling and/or collecting any billing, residual or other fee-related issues under either the TS ISO Agreement or the PCS ISO Agreement except where otherwise agreed to by FDMS.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.
iPAYMENT, INC.
By: \s\ Greg Daily
Name: Greg Daily

Title: Chief Executive Officer
FIRST DATA MERCHANT SERVICES CORPORATION
By: \s\ Rick Learch
Name: Rick Learch
Title: Senior Vice President
WELLS FARGO BANK, N.A.
By: \s\ Deirdre P. Cohen
Name: Deirdre P. Cohen
Title: Vice President

[***]

*** Omitted pursuant to a confidential treatment request. The confidential portion has been filed separately with the SEC.
Exhibit A, Page 1

EXHIBIT B
UNACCEPTABLE BUSINESS
The following industries are considered unacceptable merchant processing candidates due to Association prohibition; illegal or likely to be deemed illegal activity; high fraud potential; high potential for excessive chargebacks; or excessive risk exposure.
•	All sexually oriented or pornographic merchants:

— Adult telephone conversations or Internet	– Modeling agencies

— Massage parlors	– Adult book stores

— Misc. entertainment (not elsewhere classified)	– Topless bars/clubs
•	Any illegal products/services

•	Any service providing peripheral support of illegal activities (i.e., drugs)

•	Chain letters

•	Collection agencies or firms involved in recovering/collecting past due receivables

•	Drug paraphernalia

•	Free gift, prize, sweepstakes or contest as an inducement to purchase a product/service

•	“Get-rich-quick” schemes

•	Lotteries and/or illegal gambling, including Internet gambling

•	Sports forecasting or odds-making

•	Merchants offering rebates or special incentives

•	Credit card protection (including identity theft protection)

•	Extended warranty companies

•	Non-face to face tobacco sales

•	Non-face to face prescription drug sales

•	Non-face to face sales of firearms

•	Aggregators/Internet Payment Service Providers/Third Party Payment Processors

•	Audio/Video Text

•	Airlines

•	Cruise lines

•	Travel Agents/Tour Operators

•	Money transfer services

•	Check cashing

•	Currency exchange

•	Dating Services

•	Pseudo-pharmaceuticals (anti-aging pills, sex nutrients, etc.)

•	Outbound telemarketing

•	“Up-sell” Merchants
Exhibit B, Page 1

EXHIBIT C
APPLICATION MATERIALS
See Attached.
Exhibit C, Page 1

EXHIBIT D
PROGRAM STANDARDS
See Attached.
Exhibit D, Page 1

EXHIBIT E
LIST OF CURRENT BINs/ICAs and CURRENTLY ACTIVE OTHER MSP’s and IC’s
See attached.
Exhibit E, Page 1

EXHIBIT F
HIGH RISK MERCHANT LIST
(Not Elsewhere Classified As Unqualified / Unacceptable)

MCC	MERCHANT TYPE
ALL	Internet Merchants

ALL	Mail Order/ Telephone Order Merchants

ALL	Merchants Engaged In Extended Delivery

2741	Printing and Publishing Services — (Wholesale)

2791	Typesetting, Plate Making & Related Services-(Wholesale)

2842	Sanitation, Polishing & Specialty Cleaning Preparations

4121	Limousines, Taxis, Cabs

4784	Bridge and Tolls Fees

4812	Telecommunication Equipment and Telephone Sales, Beepers, Pagers, Paging Equipment, Cell Phones

4814	Telephone Services (Billing), Local and Long Distance Telecommunication Services, Cellular Telephone Services

4815	VisaPhone / MasterPhone

4816	Computer Network/Information Services. Internet Service Providers, Electronic Bulletin Boards

4821	Cablegrams, Telegrams

4899	Cable and Other Pay Television Services

5013	Parts — Motor Vehicle Supplies, New Parts — (Wholesale)

5021	Office, Commercial Furniture — (Wholesale)

5039	Construction Material — not elsewhere classified –(Wholesale)

5044	Copy Services — Photographic, Photocopy, Microfilm Supplies- (Wholesale)

5045	Computer, Computer Peripheral Equipment and Software — (Wholesale)

5046	Commercial Equipment — not Elsewhere classified (Wholesale)

5047	Equipment — Medical, Dental, Ophthalmic, Orthopedic, Hospital Equipment, Supplies — (Wholesale)

5051	Metal Service Centers and Offices — non-precious (Wholesale)

5065	Parts — Electrical, Equipment — (Wholesale)

5072	Hardware Equipment and Supplies — (Wholesale)

5074	Equipment — Heating Equipment, Supplies, Water Conditioning, Purification, Softening — (Wholesale)

5085	Industrial Supplies -Not elsewhere classified (Wholesale)

5094	Gemstones, Precious Stones, Metals, Watches, Jewelry (Wholesale)

5099	Durable Goods Not Elsewhere Classified (Wholesale)
Exhibit F, Page 1

MCC	MERCHANT TYPE
5111	Paper — Writing, Printing, Stationery, Office Supplies — (Wholesale)

5122	Pharmaceuticals — (Wholesale)

5131	Fabrics and Dry Goods — (Wholesale)

5137	Commercial Work Clothing and Uniform — (Wholesale)

5139	Footwear — Commercial (Wholesale)

5169	Chemicals & Allied products — (Wholesale)

5172	Petroleum and Petroleum Products — (Wholesale)

5192	Books, Periodicals & Newspapers — (Wholesale)

5193	Florist Supplies, Nursery Stock and Flowers — (Wholesale)

5198	Paints, Varnishes and Supplies — (Wholesale)

5199	Non-Durable Goods — Not Elsewhere Classified (Wholesale)

5521	Used Car & Truck Dealers

5712	Furniture, Home Furnishing, Bedding, Mattress Stores

5713	Carpet, Rugs, Floor Covering Stores

5719	Miscellaneous Home Furnishing Specialty Stores

5732	Computers, Electronics, Electronic Stores, Electronic Parts

5734	Computer Software

5932	Antiques, Collectible, Memorabilia Stores

5933	Pawnbrokers

5937	Antique Reproductions

5946	Camera & Photographic Supply Stores

5960	Direct Marketing — Insurance Services.

5963	Door-To-Door Sales

5968	Direct Marketing — Continuity/Subscription Merchant.

5969	Direct Marketing — Other Direct Marketers (Not Elsewhere Classified) Including Infomercials

5972	Stamp, Coin Stores, Stamp Collecting — Philatelic, Numismatic Supplies

6211	Securities Brokers, Mutual Funds, Stocks, Commodities, Bonds

6300	Insurance Sales, Underwriting, and Premiums

6513	Real Estate Agents, Brokers, Managers

7032	Camps — Sporting, Recreational

7033	Camping — Trailer Parks, Campgrounds

7273	Dating / Escort Services

7297	Massage Parlors

7298	Health & Beauty Spas

7372	Computer Programming, Data Processing, and Integrated Systems Design Services

7375	Information Retrieval Services

7379	Computer Maintenance, Repair & Services — (Wholesale)

7829	Motion Picture and Video Tape Production and Distribution — (Wholesale)

7922	Theatrical Producers/Productions (except Motion Pictures) and Ticket Agencies
Exhibit F, Page 2

MCC	MERCHANT TYPE
7929	Bands, Orchestras, and Miscellaneous Entertainers, Not Elsewhere Classified

7941	Commercial Sports, Professional Sports Clubs, Athletic Fields, and Sports Promoters

7997	Health Clubs, Country Clubs, Membership (Athletic, Recreation, Sports), Private Golf Courses

8241	Correspondence School

8244	Business & Secretarial Schools

8249	Trade & Vocational Schools

8299	Schools & Educational Services-Not Elsewhere Classified

8398	Organizations — Charitable, Social Service, Non-Political

8641	Associations — Civic, Social. Fraternal Associations

8651	Political Organizations

8661	Religious Organizations

8675	Automobile Associations, Automobile Clubs

8699	Membership Organizations — Not Elsewhere Classified

8734	Testing Laboratories (Non-Medical)

9211	Court Costs, Including Alimony, Child Support

9222	Fines

9223	Bail, Bond Payments

9311	Tax Payments

9399	Government Services — Not Elsewhere Classified

9401	Food Stamps

9402	Postal Services — U.S. Government

9700	Automated Referral Service
Exhibit F, Page 3

EXHIBIT G
ADDITIONAL TERMS AND CONDITIONS FOR
POS NETWORKS MERCHANT SPONSORSHIP
1.	General.
1.1.	ISO desires to deploy and service (or cause to be deployed and serviced), at merchant locations, terminals (“POS Terminals”) that will be connected to the shared electronic funds transfer networks set forth on Schedule A to this Exhibit G, as it may be amended from time to time by FDMS in its sole discretion (the “Debit Networks”), to transmit point of sale transactions (“POS Transactions”) generated by these POS Terminals through the Debit Networks’ telecommunications and processing systems which effectuate the switching, processing and settlement of transactions (“Debit Network Systems”). (The services described in this paragraph shall be referred to in this Exhibit G as the “POS Services.”).

1.2.	ISO may offer qualified merchants the ability to provide, or have Customer provide on such merchant’s behalf, merchants’ ISOs with the option to pay their bills by initiating funds transfers through Debit Network Systems without PIN entry or verification, subject to additional terms and conditions agreed to by the ISO and FDMS (“PIN-less Debit”). (The services described in this paragraph shall be referred to in this Exhibit G as the “PIN-less Debit Services.” The POS Services and PIN-less Debit Services, collectively, will be referred to in this Exhibit G as the “Debit Services”).

1.3.	Debit Networks require that in order for ISO to provide the POS Services to merchants, merchants must be sponsored into the Debit Network by a member of such Debit Network (“Network Member”). Certain Networks (“Standard Networks”) require that in order for ISO to provide the PIN-less Debit Services to merchants, merchants must be sponsored into the Debit Network by a Network Member.
2.	Duties of FDMS. Subject to the provisions of this Agreement, FDMS agrees to cause FFB, a Network Member, to: (a) sponsor Merchants into Debit Networks for provision of POS Services; (b) sponsor Merchants into Standard Networks for provision of PIN-less Debit Services through Standard Networks, subject to additional terms agreed upon by FDMS and ISO; provided, that FFB, in its absolute discretion, may refuse to sponsor any Merchant and may terminate its sponsorship of a Merchant or direct ISO to refuse to provide or terminate its provision of Debit Services to a Merchant.
2.1.	Neither SERVICERS nor FFB will be responsible for the acts or omissions of any Debit Network or its agents or representatives.
3.	Conflict with Agreement. In the event of a conflict between this Exhibit G and the remainder of the Agreement as it relates to the subject matter hereof, the terms of this Exhibit G shall control. Otherwise, all terms and conditions of the remainder of the Agreement shall likewise apply to this Exhibit.
Exhibit G, Page 1

Schedule A
DEBIT NETWORKS
1.	All EDS networks, including; ACCEL, The Exchange, Instant Teller, Mpact, and TX.

2.	Alaska Option

3.	All Pulse networks, including; TYME, Money Station, and Gulfnet

4.	All Star networks, including; MAC, Cash Station, Alert, Avail, Bankmate, Cactus, Explore, Honor, Lynx, Most, and Relay

5.	NYCE

6.	Interlink

7.	Maestro

8.	Any other network added by FFB after the Effective Date.
Schedule A to Exhibit G, Page 1